Exhibit 10.21

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") shall be effective as of February 20, 2018 (the "Effective Date"), by and between Clearside Biomedical, Inc., a Delaware corporation (the "Company"), and Brion Raymond (the "Executive"), an individual residing in California.

WITNESSETH:

WHEREAS, the Company and Executive are parties to that certain Offer Letter dated February 9, 2018 (the "Original Agreement");

WHEREAS, the Company and Executive desire to amend and restate the Original Agreement upon the terms and conditions of this Agreement to set forth the terms and conditions of the Executive's continued employment from and after the Effective Date.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein, and of other good and valuable consideration, including the continued employment of the Executive by the Company and the compensation to be received by the Executive from the Company from time to time, and specifically the compensation to be received by the Executive pursuant to Section 4 hereof, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1.Employment. The Company hereby employs the Executive and the Executive hereby accepts employment as the Chief Commercial Officer of the Company upon the terms and conditions of this Agreement. The Executive shall report to the Company's Chief Executive Officer in this position.

2.Duties. The Executive shall faithfully perform all duties of the Company related to the position or positions held by the Executive, including but not limited to all duties set forth in this Agreement and/or in the Bylaws of the Company related to the position or positions held by the Executive and all additional duties that are prescribed from time to time by the Chief Executive Officer of the Company. The Executive shall devote the Executive's full time and attention to the performance of the Executive's duties and responsibilities on behalf of the Company and in furtherance of its best interests; provided, however, that the Executive, subject to the Executive's obligations hereunder, shall also be permitted to make personal investments, perform reasonable volunteer services and, with the prior consent of the Company, serve on outside boards of directors for non-profit corporations. The Executive shall comply with all Company policies, standards, rules and regulations (the "Company Policies") and all applicable government laws, rules and regulations that are now or hereafter in effect. The Executive acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement.

3.Term. Unless earlier te1minated as provided for herein, the initial term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2018.

Thereafter, this Agreement shall automatically renew on a year-to-year basis on the same terms and conditions set forth herein unless: (a) earlier terminated or amended as provided herein or (b) either party gives written notice of non-renewal at least sixty (60) days prior to the end of the initial term or any renewal term of this Agreement. The initial term of this Agreement and all renewals thereof are referred to herein as the "Term."

4.Compensation. During the Term, as compensation for the services rendered by the Executive under this Agreement, the Executive shall be entitled to receive the following (all payments are subject to applicable withholdings)

(a)Base Salary.The Executive shall receive a monthly salary at a rate of

$25,000 per month (equal to an annual salary rate of $300,000 payable in accordance with the then current payroll schedule of the Company (the "Base Salary"). The Executive's salary may be increased from time to time by the Board of Directors of the Company (the "Board").

(b)Bonuses. The Executive shall be eligible to participate in all bonus or similar incentive plans adopted by the Board. The amount awarded, if any, to the Executive under any bonus or incentive plan shall be in the discretion of the Board or any committee administering such plan, based on its assessment of the Executive's and the Company's performance during the relevant period, but it is the expectation of the Company that any such bonus would be up to 35% of the Executive's then-current annual Base Salary (the "Target Bonus"). If a bonus is awarded, unless otherwise specifically provided by the Board or committee administering such plan, it shall be paid between January 1 and March 15 of the year following the year in which such bonus was earned.

(c)Signing Bonus. The Executive will be paid a one-time signing bonus in the amount of $30,000 less applicable taxes and withholdings, no later than March 31, 2018. If the Executive is terminated for Cause (as defined below), or the Executive voluntary terminates his employment other than for Good Reason (as defined below) within two years of the Effective Date, the Executive agrees to repay the Company 100% of the signing bonus (that is, $30,000) within 30 days of the date the Executive's employment terminates.

(d)Options. In connection with the Executive's employment, the Company has issued to the Executive options to purchase shares of the common stock of the Company (the "Options"). The Options have vested or shall vest in accordance with the terms of the stock option agreement(s). During the Term of the Agreement, Executive will be eligible to receive additional stock options, restricted stock grants, or other equity incentive awards under or outside of any current or successor equity incentive plans of the Company, as the Board in its sole discretion determines to be appropriate (any such awards, collectively with the Options, "Equity Awards").

(e)Benefits. The Executive shall be entitled to receive those benefits provided from time to time to other executive employees of the Company, in accordance with the terms and conditions of the applicable plan documents; provided that the Executive meets the eligibility requirements thereof. All such benefits are subject to amendment or termination from time to time by the Company without the consent of the Executive or any other employee of the Company.

(f)Vacation. The Executive shall be entitled to four (4) weeks paid vacation per calendar year (with the vacation for any partial year being prorated), which shall carry over from one year to the next; provided, however, that once the Executive has accrued 1.5 times the annual accrual amount, which for purposes of clarity, is 240 hours (the "Maximum Accrual Amount"), vacation accrual will be capped and no further vacation will accrued until accrued and unused vacation time has been used and the Executed has dropped below the Maximum Accrual Amount. Upon the termination of the Executive's employment with the Company, whether by the Company or by reason of the Executive's resignation, the Executive shall be paid for accrued and unused vacation in accordance with California law.

(g)Annual Physical Exam. The Company shall bear the cost of one comprehensive physical examination per calendar year.

(h)Business Expenses. The Company shall pay, or reimburse the Executive for, all reasonable expenses incurred by the Executive directly related to conduct of the business of the Company; provided that, the Executive complies with the Company's policies for the reimbursement or advancement of business expenses that are now or hereafter in effect.

5.Termination.This Agreement and the Executive's employment by the Company shall or may be terminated, as the case may be, as follows:

(a)Termination upon Expiration of the Term.     This Agreement and the Executive's employment by the Company shall terminate upon the expiration of the Term, unless renewed.

(b)Termination by the Executive. The Executive may terminate this Agreement and Executive's employment by the Company:

(i)for "Good Reason" (as defined herein). For purposes of this Agreement, "Good Reason" shall mean, the existence, without the consent of the Executive, of any of the following events: (A) the Executive's duties and responsibilities or salary are substantially reduced or diminished; (B) the Company materially breaches its obligations under this Agreement; or (C) the Executive's place of employment is relocated by more than fifty (50) miles. In addition to any requirements set forth above, in order for any of the above events to constitute "Good  Reason", the Executive must (X) provide written notice to the CEO or the Board of the existence of the event within thirty (30) days of the initial existence of the event, after which date the Company shall have sixty (60) days to cure the event which otherwise would constitute "Good Reason" hereunder, and (Y) notify Company in writing and with specificity if the Company's cure was insufficient, and if such notice is provided, the Executive must terminate the Executive's employment with the Company for such "Good Reason" no later than sixty (60) days after the end of the Company's cure period set forth in (X), above.

Company.

(ii)	Other than for Good Reason thirty (30) days after notice to the

(c)Termination by the Company. The Company may terminate this Agreement and the Executive's employment by the Company upon notice to the Executive (or Executive's personal representative):

(i)at any time and for any reason;

(ii)upon the death of the Executive, in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive's spouse or beneficiaries which are fully vested as of the date of death;

(iii)if the Executive is "permanently disabled" (as defined herein), in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive, the Executive's spouse or beneficiaries which are fully vested as of the date of the termination of this Agreement. For purposes of this Agreement, the Executive shall be considered "permanently disabled" when a qualified medical doctor mutually acceptable to the Company and the Executive or the Executive's personal representative shall have certified in writing that: (A) the Executive is unable, because of a medically determinable physical or mental disability, to perform substantially all of the Executive's duties, with or without a reasonable accommodation, for more than one hundred and eighty (180) calendar days measured from the last full day of work; or (B) by reason of mental or physical disability, it is unlikely that the Executive will be able, within one hundred and eighty (180) calendar days, to resume substantially all business duties and responsibilities in which the Executive was previously engaged and otherwise discharge the Executive's duties under this Agreement;

(iv)upon the liquidation, dissolution or discontinuance of business by the Company in any manner or the filing of any petition by or against the Company under any federal or state bankruptcy or insolvency laws, which petition shall not be dismissed within sixty (60) days after filing; provided that, such termination shall not prejudice the Executive's rights as a stockholder or a creditor of the Company; or

(v)"for cause" (as defined herein). "For cause" shall be determined by the Board by a majority vote without the participation of the Executive in such vote and shall mean:

(A)Any material breach of the terms of this Agreement by the Executive, or the failure of the Executive to diligently and properly perform the Executive's duties for the Company or the Executive's failure to achieve the objectives specified by the CEO or the Board, which breach or failure is not cured within thirty (30) days after written notice thereof;

(B)The Executive's misappropriation or unauthorized use of the Company's tangible or intangible property, or breach of the Proprietary Information Agreement (as defined herein) or any other similar agreement regarding confidentiality, intellectual property rights, non-competition or non-solicitation;

(C)Any material failure to comply with the Company Policies or any other policies and/or directives of the Board, which failure is not cured within thirty (30) days after written notice thereof; provided, however, in the case of failure to comply with Company

Policies related to harassment, unlawful discrimination, retaliation or workplace violence a thirty

(30) day cure period and written notice thereof is not required;

(D)   The Executive's use of illegal drugs or any illegal substance, or the Executive's use of alcohol in any manner that materially interferes with the performance of the Executive's duties under this Agreement;

(E)Any dishonest or illegal action (including, without limitation, embezzlement) or any other action whether or not dishonest or illegal by the Executive which is materially detrimental to the interest and well-being of the Company, including, without limitation, harm to its reputation;

(F)The Executive's failure to fully disclose any material conflict of interest that the Executive may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company; or

(G)Any adverse action or omission by the Executive which would be required to be disclosed pursuant to public securities laws or which would limit the ability of the Company or any entity affiliated with the Company to sell securities under any Federal or state law or which would disqualify the Company or any affiliated entity from any exemption otherwise available to it.

(d)	Obligations of the Company Upon Termination.

(i)Upon the termination of this Agreement: (A) pursuant to the expiration of the Term upon notice of non-renewal of the Term given by the Executive; (B) by the Executive pursuant to paragraph 5(b)(ii); or (C) by the Company pursuant to paragraph 5(c)(ii), (iii), (iv), or (v), the Company shall have no further obligations hereunder other than the payment of all compensation and other benefits payable to the Executive through the date of such termination which shall be paid on or before the Company's next regularly scheduled payday unless such amount is not then-calculable, in which case payment shall be made on the first regularly scheduled payday after the amount is calculable.

(ii)Upon termination of this Agreement: Except as provided for in Section 5(d)(iii) in the case of a Termination of this Agreement in Connection with a "Change in Control" or "Corporate Transaction" (as each such term is defined in the Clearside Biomedical, Inc. 2016 Stock Incentive Plan, as amended from time to time): (A) by the Executive pursuant to paragraph 5(b)(i), or (B) by the Company pursuant to paragraph 5(c)(i) or upon notice of non renewal of the Term given by the Company and, in any such case, provided that the Executive first executes and does not revoke a release and settlement agreement in the form acceptable to the Company within the time period then-specified by the Company but in any event no later than sixty

(60)	days after the date of termination (the "Release"):

(1)the Company shall pay the Executive an amount equal to 12 months of Executive's then-current Base Salary less all applicable deductions) payable in installments in accordance with the then-current generally applicable payroll schedule of the Company commencing on the first regularly scheduled pay date of the Company processed after Executive has executed, delivered to the Company and not revoked the Release;

(2)provided that the Executive has been employed for at least six (6) months during the calendar year of the termination of this Agreement, the Company shall pay the Executive an amount equal to the prorated portion (based on the number of days of the Executive's employment during the year of termination) of the portion of the Target Bonus the Executive would have earned under Section 4(b) for the applicable calendar year (less all applicable deductions), payable in a lump sum on the first payroll cycle following January 1 of the year following the year in which this Agreement is terminated. For illustration, if the Executive's employment is terminated as of September 30 of a  year and the Compensation Committee determines that the Executive would be eligible  for 70% of the Target Bonus based on the Committee's assessment of individual and corporate performance during the year of termination, then the amount payable under this paragraph would be the amount determined by multiplying 75% (i.e., a pro ration reflecting % of the year) by 70% of the Target Bonus for such year;

(3)provided that the Executive properly elects and maintains continued health insurance coverage under the Company sponsored plan and provided further that such benefits continue to be offered under the  Company sponsored plan, the Company shall reimburse the Executive in an amount equal to the cost of the premium for such continued health insurance coverage at the same average level and on the same terms and conditions which applied immediately prior to the date of the Executive's termination for the shorter of (a) 12 months from the date of termination or (b) until the Executive obtains reasonably comparable coverage; and

(4)each Equity Award held by Executive shall immediately vest and be exercisable to the extent such Equity Award would have vested had Executive remained employed by the Company for a period of 12 months from the date of termination of this Agreement. The Company and the Executive hereby agree that the Equity Awards shall be deemed amended to the extent necessary to give effect to this provision.

(iii)     Upon termination of this Agreement within twelve months following a Change in Control or Corporate Transaction: (A) by the Executive pursuant to paragraph 5(b)(i), or (B) by the Company pursuant to paragraph 5(c)(i) or upon notice of non-renewal of the Term given by the Company in any such case, Executive shall be entitled to the following severance, subject to execution of the Release:

(I)the Company shall pay the Executive an amount equal to eighteen

(18)months of Executive's then-current Base Salary (less all applicable deductions) payable in a lump sum payment on the first regularly scheduled pay date of the Company processed after the Executive has executed and delivered to the Company the Release and any revocation period has expired;

(2)the Company shall pay the Executive an amount equal to one and one-half (1.5) times the Executive's Target Bonus amount (less all applicable deductions) payable in a lump sum payment on the first regularly scheduled pay date of the Company processed after the

Executive has executed and delivered to the Company the Release and any revocation period has expired;

(3)provided that the Executive properly elects and maintains continued health insurance coverage under the Company sponsored plan, the Company shall reimburse the Executive in an amount equal to one hundred percent (100%) of the cost of the premium for such continued health insurance coverage at the same average level and on the same terms and conditions which applied immediately prior to the date of the Executive's termination for the shorter of (a) eighteen (18) months from the date of termination or (b) until the Executive obtains reasonably comparable coverage through an employer; and

(4)each Equity Award held by Executive at the time of termination shall immediately vest and be exercisable until the final exercise date set forth in the Equity Award. The Company and the Executive hereby agree that the Equity Awards shall be deemed amended to the extent necessary to give effect to this provision.

(e)Resignation as Officer and Director. Upon termination of this Agreement and the Executive's employment hereunder for any reason by either party, the Executive shall be deemed to have resigned from all offices and positions the Executive may hold with the Company at such time including without limitation Board membership and/or positions as an officer of the Company.

(f)Payment in Lieu of Notice Period. Upon the termination of this Agreement:

(A) pursuant to the expiration of the Term based on a non-renewal notice given by either party in accordance with paragraph 3(b); or (B) by the Executive pursuant to paragraph 5(b)(i) or 5(b)(ii), the Company may, at its sole election, pay the Executive an amount equal to Executive's then current Base Salary for all or any portion of the applicable notice period required by paragraph 3(b) or paragraph 5(b)(i) or 5(b)(ii) in lieu of all or any portion of such notice period; provided, however, any such election by the Company shall not be deemed to be a termination by the Company that invokes the obligations set forth in Section 5(d)(ii) of this Agreement. Notwithstanding the above, if the Executive requests that Executive's final day of employment occur prior to the expiration of any applicable notice period and the Company consents, pay in lieu of notice shall not be required.

6.	Parachute Payment upon Corporate Transaction.

(a)In the event of a Corporate Transaction which results in a change (i) in the ownership of effective control of the Company, or (ii) in the ownership of a substantial portion of the assets of the corporation (within the meaning of Section 280G of the Code and the regulations thereunder ("Section 280G")) (a "280G Change in Control") payments and benefits under this Agreement, together with other payments and benefits provided to Executive by the Company (including, without limitation, any accelerated vesting of stock options) (the "Total Payments") shall be made in accordance with this Section 6(a). If all or a portion of the Total Payments would constitute an "excess parachute payment" within the meaning of Section 280G (the aggregate of such payments or portions thereof) being hereinafter referred to as the "Excess Parachute Payments"), then the Executive will be entitled to receive: (i) an amount limited so that no portion thereof shall fail to be tax deductible under Section 280G of the Code (the "Limited Amount"), or

(ii) if the amount otherwise payable hereunder or otherwise (without regarding to clause (i))

reduced by all taxes applicable thereto (including, for the avoidance of doubt, the federal excise tax levied on certain Excess Parachute Payments under Section 4999 of the Code (the "Excise Tax")) would be greater than the Limited Amount reduced by all taxes applicable thereto, the amount otherwise payable hereunder.

(b)The determination as to whether the Total Payments include Excess Parachute Payments and, if so, the amount of such Excess Parachute Payments, the amount of any Excise Tax with respect thereto, and the amount of any reduction in Total Payments shall be made at the Company's expense by the independent public accounting firm most recently serving as the Company's outside auditors or such other accounting or benefits consulting group or firm as the Company may designate (the "Accountants" ). In the event that any payments under this Agreement or otherwise are required to be reduced as described in Section 6(a), the adjustment will be made, first, by reducing the amount of base salary and bonus payable pursuant to Section S(d)(iii)(l) and (2), as applicable; second, if additional reductions are necessary, by reducing the payment of health insurance premium due to Executive pursuant to Section 5(d)(iii)(3), as applicable; and third, if additional reductions are still necessary, by eliminating the accelerated vesting of time-based equity-based awards under Section 5(d)(iii)(4), if any, starting with those awards for which the amount required to be taken into account under Section 280G is the greatest.

(c)In the event that there has been an underpayment or overpayment under this Agreement or otherwise as determined by the Accountants, the amount of such underpayment or overpayment shall forthwith be paid to Executive or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(£)(2) of the Code.

7.Proprietary Information Agreement.  The terms of the Proprietary Information and Inventions Agreement by and between the Company and the Executive executed by the Executive (the "Proprietary Information Agreement") and any other similar agreement   regarding confidentiality, intellectual property rights, non-competition or non-solicitation   between the Company and the Executive, are hereby incorporated by reference and are a material part of this Agreement. The duration of Executive's covenants set forth in Section 3 (nonsolicitation) and Section 4 (covenant not to compete) of the Proprietary Information Agreement are hereby amended to apply for eighteen months following the end of employment in the event the Company makes the lump sum payment provided for under Section 5(d)(iii)(l ).

8.	Representations and Warranties.

(a)The Executive represents and warrants to the Company that the Executive's performance of this Agreement and as an employee of the Company does not and will not breach any noncompetition agreement or any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive's employment by the Company. The Executive represents and warrants to the Company that the Executive has not entered into, and agrees not to enter into, any agreement that conflicts with or violates this Agreement.

(b)The Executive represents and warrants to the Company that the Executive has not brought and shall not bring with the Executive to the Company, or use in the performance of the  Executive's responsibilities for the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to the Executive prior to the Executive's employment with the Company, unless the Executive has obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

9.Indemnification by the Executive.  To the extent any of Executive's actions or inactions result in damages to the Company which are not covered under the Company's then existing indemnification provisions for officers, its Directors and Officers insurance policy (or similar insurance contract), or would be unlawful for the Company to indemnify, then the Executive shall indemnify and hold harmless the Company, its directors, officers, stockholders, agents, and employees against all claims, costs, expenses, liabilities, and lost profits, including amounts paid in settlement,  incurred by any of them as a result of the material  breach by the Executive of any provision of Section 2, 6 and/or 7 of this Agreement.

10.Notices. All notices, requests, consents, approvals, and other communications to, upon, and between the parties shall be in writing and shall be deemed to have been given, delivered, made, and received when: (a) personally delivered; (b) deposited for next day delivery by Federal Express, or other similar overnight courier services; (c) transmitted via telefacsimile or other similar device to the attention of the Chief Executive Officer of the Company with receipt acknowledged; or (d) three (3) days after being sent or mailed by certified mail, postage prepaid and return receipt requested, addressed to the Company at 900 North Point Parkway, Suite 200, Alpharetta, GA 30005 and to the Executive at the Executive's last listed address in the payroll records of the Company.

11.Effect. This Agreement shall be binding on and inure to the respective benefit of the Company and its successors and assigns and the Executive and Executive's personal representatives.

12.Entire Agreement. This Agreement and the Proprietary Information Agreement and any other similar agreement regarding confidentiality, intellectual property rights, non-competition or non-solicitation constitute the entire agreement between the parties with respect to the matters set forth herein and supersede all prior agreements and understandings between the parties with respect to the same, including the Original Agreement.

13.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

14.Amendment and Waiver. No provision of this Agreement, including the provisions of this Section, may be amended, modified, deleted, or waived in any manner except by a written agreement executed by the parties.

15.Section 409A Matters.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations and other applicable guidance thereunder ("Section 409A"). To the extent that there is any ambiguity as to whether this Agreement (or any of its provisions) contravenes one or more requirements of Section 409A, such provision shall be interpreted and applied in a matter that does not result in a Section 409A violation. Without limiting the generality of the above:

(a)For clarity, the severance benefits specified in this Agreement (the "Severance Benefits") are only payable upon a "separation from service" as defined in Section 409A. The Severance Benefits shall be deemed to be series of separate payments, with each installment being treated as a separate payment. The time and form of payment of any compensation may not be deferred or accelerated to the extent it would result in an impermissible acceleration or deferral under Section 409A.

(b)To the extent this Agreement contains payments which are subject to Section 409A (as opposed to exempt from Section 409A), the Executive's rights to such payments are not subject to anticipation, alienation, sale, transfer, pledge, encumbrance, attachment or garnishment and, where applicable, may only be transferred by will or the laws of descent and distribution.

(c)To the extent the Severance Benefits are intended to be exempt from Section 409A as a result of an "involuntary separation from service" under Section 409A, if all conditions necessary to establish the Executive's entitlement to such Severance Benefits have been satisfied, all Severance Benefits shall be paid or provided in full no later than December 31st of the second calendar year following the calendar year in which the Executive's employment terminated unless another time period is applicable.

(d)If the Employee is a "specified employee" (as defined in Section 409A) on the termination date and a delayed payment is required by Section 409A to avoid a prohibited distribution under Section 409A, then no Severance Benefits that constitute "non-qualified deferred compensation" under Section 409A shall be paid until the earlier of (i) the first day of the ?111 month following the date of the Executive's "separation from service" as defined in Section 409A, or (ii) the date of the Executive's death. Upon the expiration of the applicable deferral period, all payments deferred under this clause shall be paid in a lump sum and any remaining severance benefits shall be paid per the schedule specified in this Agreement.

(e)The Company makes no representation that this Agreement will be exempt from or compliant with Section 409A and makes no affirmative undertaking to preclude Section 409A from applying, but does reserve the right to unilaterally amend this Agreement as may be necessary or advisable to permit the Agreement to be in documentary and operational compliance with Section 409A which determination will be made in the sole discretion of the Company.

16.Governing Law. This Agreement will be governed by and construed according to the laws of the Georgia as such laws are applied to agreements entered into and to be performed entirely within Georgia between Georgia residents.

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17.Consent to Jurisdiction and Venue. Each of the parties agrees that any suit, action, or proceeding arising out of this Agreement may be instituted against it in the state or federal courts located in Georgia. Each of the parties hereby waives any objection that it may have to the venue of any such suit, action, or proceeding, and each of the parties hereby irrevocably consents to the personal jurisdiction of any such court in any such suit, action, or proceeding.

18.Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, and all of which shall be deemed a single agreement.

19.Headings. The headings herein are for convenience only and shall not affect the interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

Clearside Biomedical, Inc.

By: /s/Dawn Botteron

Printed Name: Dawn Botteron

Title: Director of Human Resources

EXECUTIVE:

/s/ Brion Raymond

Brion Raymond